                                                                    EXHIBIT 12.1

                            ATMOS ENERGY CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)


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
                                                      Quarter Ended
                                                        December 31                  Year ended September 30
                                                     -----------------   -----------------------------------------------
                                                       1997     1996      1997      1996      1995      1994      1993
------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
     provision for income taxes per statement
     of income                                      $ 32,406    $29,004   $38,136   $64,467   $45,352   $41,242   $45,573
Add
     Portion of rents representative of the
          Interest factor                                849        851     3,507     3,237     3,058     3,113     2,726
     Interest on debt & amort of debt expense          9,309      8,701    33,595    31,677    30,186    28,107    30,393
                                                     -------    -------   -------   -------   -------   -------   -------
               Income as adjusted                   $ 42,564    $38,556   $75,238   $99,381   $78,596   $72,462   $78,692
                                                     =======    =======   =======   =======   =======   =======   =======

Fixed charges
     Interest on debt & amort of debt expense (1)      9,309      8,701    33,595    31,677    30,186    28,107    30,393
     Capitalized interest                     (2)      1,000         79     1,570       376       775       237       325
     Rents                                             2,546      2,553    10,522     9,710     9,175     9,339     8,177
     Portion of rents representative of the
          interest factor                     (3)        849       851      3,507     3,237     3,058     3,113     2,726
                                                     -------   -------    -------   -------   -------   -------   -------
               Fixed charges (1)+(2)+(3)            $ 11,158    $ 9,631   $38,672   $35,290   $34,019   $31,457   $33,444
                                                     =======    =======   =======   =======   =======   =======   =======

     Ratio of earnings to fixed charges                 3.81       4.00      1.95      2.82      2.31      2.30      2.35

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